EXHIBIT 99.1

ATTENTION: News Director /Assignment Editor

HEADLINE: Smith-Midland Reports Third Quarter 2021 Financial Results

EPS increased 137 percent

MIDLAND, VA / ACCESSWIRE / November 9, 2021 / Smith-Midland Corporation (NASDAQ:SMID) provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced third quarter results for 2021.

Third Quarter 2021 Highlights

•	Earnings per share improved 137 percent
•	Royalty income increased 40 percent
•	Barrier rental fleet grew by 49 percent
•	SlenderWall sales exceeded $1 million
•	Total product sales increased 11 percent

"We continue to make great strides against our long-term growth initiatives. Additionally, the strong tailwinds due to the recently announced "Infrastructure Investment and Jobs Act" are expected to generate significant opportunities across our portfolio of proprietary, patented, and customized products. We remain uniquely positioned in the market to benefit from road construction across the United States as we have MASH-TL3 approval in 38 states for our patented JJ-Hook highway safety barrier. Our recent contract expansion providing rental highway barriers for the I-64 Hampton Roads Bridge-Tunnel (HRBT) project, the largest civil construction contract ever awarded by the Virginia Department of Transportation (VDOT), further demonstrates the markets adoption of our barrier rental business model. As evidenced by the expansion, our barrier rental business remains robust as we surpass performance of historic quarters in late 2020 and early 2021. We are pleased to see sequential growth quarter over quarter as we normalize from third quarter 2020 which included multiple short-term, complex, high margin barrier rental projects that did not recur in third quarter 2021. To meet customer demand, we expanded the barrier rental fleet by 49 percent year-over-year which is serving us well as we meet demand for additional rental barrier within our market area," said Ashley Smith, Chief Executive Officer.

"We are gaining traction with SlenderWall sales initiatives and we plan to build on our momentum to gain market share with this differentiated, propriety, lightweight cladding system. Our royalty revenues are also on a strong trajectory posting 40 percent and 53 percent increases for the three and nine month's results, respectively. Although we do face challenges including global supply chain and logistics disruptions as well as continued impacts from the pandemic, overall Smith-Midland remains in a strong position to continue to grow our business. We have a solid balance sheet, a disciplined management team, and alignment with our stakeholders with a focus on driving long-term shareholder value," concluded Smith.

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Third Quarter 2021 Results

The Company reported 2021 third quarter revenues of $13.1 million compared to 2020 third quarter revenues of $12.5 million. Operating income for third quarter 2021 totaled $1.3 million compared to $2.0 million in third quarter 2020. Net income increased 138 percent to $3.7 million in third quarter 2021 compared to $1.5 million for the third quarter 2020. Earnings per share improved 137 percent to $0.71 in third quarter 2021 as compared to $0.30 in third quarter 2020. Profitability in the third quarter 2021 was positively impacted by the forgiveness of the PPP loan in the amount of $2,692.

Nine Month 2021 Results

For the nine months ended September 30, 2021, the Company reported $40.6 million in revenue compared to $32.8 million during the same period in 2020. Operating income increased to $6.3 million from $2.6 million improving approximately 146 percent over the same period of last year. Net income for the nine months ended September 30, 2021 totaled $7.5 million compared to $2.0 million in the same period last year. Earnings per share increased 282 percent to $1.45 compared to $0.38 in the same period of 2020.

Product Sales

Total product sales for the third quarter 2021 improved 11 percent to $7.2 million compared to $6.5 million in the third quarter 2020. A large SlenderWall project recently awarded to the Company began production at the end of the second quarter 2021 resulting in a notable increase in SlenderWall revenues both sequentially and year-over-year to $1.0 million. Smith-Midland is investing in SlenderWall sales initiatives resulting in a strong pipeline of activity. Soundwall contributed $2.4 million in revenue as the Company continues to fulfill a large Soundwall contract. Production on the contract is expected through 2021 and as it is fulfilled, Soundwall revenues may trend lower during the fourth quarter 2021. Barrier sales contributed $1.0 million compared to $1.7 million in the prior year. The Company continues to shift customers to barrier rental with strong adoption. Smith-Midland recently won multiple data center projects resulting in a 251 percent increase in utility sales for the third quarter 2021 when compared to the prior year. Utility sales are expected to continue to grow.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $5.9 million for the third quarter 2021 compared to $6.0 million in the prior year. Royalty income increased 40 percent for third quarter 2021 compared to 2020 and 53 percent for the nine months ended September 30, 2021, exceeding royalty revenue for the full 2020 fiscal year. Increases in barrier royalties for the Company's proprietary, interlocking JJ-Hooks highway barriers were the primary drivers of the increases. Barrier rentals contributed $1.7 million in revenue for third quarter 2021 compared to $3.2 million in 2020. Third quarter 2020 included multiple short-term, complex, high margin barrier projects that did not recur in third quarter 2021. Barrier rentals increased significantly for the nine-month period ended September 30, 2021 when compared to the same period in 2020 primarily due to the higher quantity of linear feet rented than the previous year. Smith-Midland continues to build out the barrier rental fleet growing by 49 percent year over year. Shipping and installation revenue increased 48 percent to $3.5 million compared to $2.4 million in the prior year.

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Balance Sheet and Liquidity

As of September 30, 2021, Smith-Midland's cash and investments totaled $16.2 million compared to $10.0 million as of December 31, 2020. Account receivables were approximately $12.6 million; and debt totaled $4.3 million. Capital spending declined year over year to $1.2 million compared to $2.5 million in 2020.

Macro Environment and Outlook

Smith-Midland and businesses around the world continue to face many macro challenges. The Company's manufacturing facilities were slightly impacted by COVID-19 during the third quarter 2021 temporarily reducing production volumes and increasing labor costs. Smith-Midland's proactive stance on raw material inventories provides stability for customers despite global disruptions. The barrier rental business is strong, and the fleet is expanding. Sales initiatives are gaining traction as evidenced by the recent SlenderWall win as the Company intends to aggressively pursue market share. The Company's growing licensee network generates healthy royalties and extends the geographic reach of the Company's patented products. Regulatory tailwinds, including, but not limited to the "Infrastructure Investment and Jobs Act," which marks the largest infrastructure investment in U.S. history, and macro off-site modular construction trends favor Smith-Midland's portfolio of products over the long-term. Backlog was approximately $28.5 million recorded as of November 1, 2021, compared to $20.6 million in 2020. Management will continue to execute against the Company's long-term growth strategy focusing on continuously enhancing shareholder value.

About Smith-Midland

Smith-Midland invents, develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utilities industries. Management and the board own approximately 17.5 percent of SMID stock, aligning with shareholder values.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com

Investor Relations:
Steven Hooser or Deidra Roy
Three Part Advisors, LLC
214-872-2710

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SMITH-MIDLAND CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
	ASSETS
Current assets
Cash	$14,995	$8,764
Investment securities, available-for-sale, at fair value	1,243	1,228
Accounts receivable, net
Trade - billed (less allowance for doubtful accounts of approximately $425 and $400, respectively), including contract retentions	12,572	9,798
Trade - unbilled	483	742
Inventories, net
Raw materials	1,697	643
Finished goods	1,499	1,551
Prepaid expenses and other assets	622	615

Total current assets	33,111	23,341

Property and equipment, net	18,249	18,602

Deferred buy-back lease asset, net	3,608	4,237

Other assets	278	319

Total assets	$55,246	$46,499

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SMITH-MIDLAND CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
	(Unaudited)
	LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable - trade	$3,166	$1,866
Accrued expenses and other liabilities	789	875
Deferred revenue	3,056	1,774
Accrued compensation	1,250	1,318
Accrued income taxes	1,486	470
Deferred buy-back lease obligation	1,090	1,203
Operating lease liabilities	88	85
Current maturities of notes payable	486	740
Customer deposits	1,623	569

Total current liabilities	13,034	8,900

Deferred revenue	1,277	600
Deferred buy-back lease obligation	3,000	3,790
Operating lease liabilities	144	211
Notes payable - less current maturities	3,879	4,196
PPP loan - less current portion	-	2,692
Deferred tax liability	2,458	2,461

Total liabilities	23,792	22,850

Stockholders' equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	-	-
Common stock, $.01 par value; authorized 8,000,000 shares; 5,326,595 and 5,279,411 issued and 5,202,158 and 5,202,158 outstanding, respectively	53	52
Additional paid-in capital	6,663	6,405
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	24,840	17,294

Total stockholders' equity	31,454	23,649

Total liabilities and stockholders' equity	$55,246	$46,499

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SMITH-MIDLAND CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Product sales	$7,205	$6,485	$21,868	$20,036
Barrier rentals	1,708	3,171	8,667	4,820
Royalty income	676	484	1,788	1,165
Shipping and installation revenue	3,511	2,375	8,302	6,768

Total revenue	13,100	12,515	40,625	32,789

Cost of goods sold	9,898	8,674	28,388	24,971

Gross profit	3,202	3,841	12,237	7,818

Operating expenses
General and administrative expenses	1,215	1,271	3,880	3,553
Selling expenses	719	521	2,010	1,684

Total operating expenses	1,934	1,792	5,890	5,237

Operating income (loss)	1,268	2,049	6,347	2,581

Other income (expense)
Interest expense	(47)	(53)	(145)	(166)
Interest income	10	8	29	26
Gain (loss) on sale of assets	205	(8)	293	58
Gain on forgiveness of PPP loan	2,692	-	2,692	-
Other income	8	22	41	41

Total other income (expense)	2,868	(31)	2,910	(41)

Income (loss) before income tax expense (benefit)	4,136	2,018	9,257	2,540

Income tax expense (benefit)	442	469	1,711	588

Net income (loss)	$3,694	$1,549	$7,546	$1,952

Basic and diluted earnings (loss) per common share	$0.71	$0.30	$1.45	$0.38

Weighted average number of common shares outstanding:
Basic	5,202	5,184	5,202	5,184
Diluted	5,220	5,184	5,217	5,184

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SMITH-MIDLAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$7,546	$1,952
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,976	1,791
Gain on forgiveness of PPP loan	(2,692)	-
Gain (loss) on sale of assets	(293)	(58)
Unrealized (gain) loss on investment securities available for sale	5	(16)
Allowance for doubtful accounts	25	55
Stock compensation	258	-
Deferred taxes	(3)	(5)
(Increase) decrease in
Accounts receivable - billed	(2,799)	2,915
Accounts receivable - unbilled	259	(393)
Inventories	(1,002)	78
Prepaid expenses and other assets	10	(96)
Refundable income taxes	-	309
Increase (decrease) in
Accounts payable - trade	1,300	(681)
Accrued expenses and other liabilities	(86)	891
Deferred revenue	1,959	2
Accrued compensation	(68)	267
Accrued income taxes	1,016	305
Deferred buy-back lease obligation	(903)	(855)
Customer deposits	1,054	(483)
Net cash provided by (used in) operating activities	7,562	5,978
Cash flows from investing activities:
Purchases of investment securities available-for-sale	(20)	(22)
Purchases of property and equipment	(1,210)	(2,501)
Proceeds from sale of fixed assets	466	144
Net cash provided by (used in) investing activities	(764)	(2,379)
Cash flows from financing activities:
Proceeds from long-term borrowings	50	5,426
Repayments of long-term borrowings	(617)	(2,658)
Dividends paid on common stock	-	(282)
Net cash provided by (used in) financing activities	(567)	2,486
Net increase (decrease) in cash	6,231	6,085
Cash
Beginning of period	8,764	1,364
End of period	$14,995	$7,449

Supplemental Cash Flow information:
Cash payments for interest	$145	$166
Cash payments for income taxes	$713	$1
Non-cash transaction - PPP loan forgiveness	$2,692	$-

SOURCE: Smith-Midland Corporation

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